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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in this pre-effective amendment No. 4 to Registration Statement on Form S-4 of our report dated April 13, 2001 relating to the financial statements of Interactive Network, Inc. and our report date August 29, 2001 relating to the financial statements of Two Way TV (US), Inc. appearing in the Prospectus, which reports are part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data of Interactive Network" and "Experts" in such Prospectus.

/s/ Marc Lumer & Company Marc Lumer & Company

San Francisco, California

February 7, 2002

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  EXHIBIT 23.1